HALE AND DORR LLP
                                COUNSELORS AT LAW

                                WWW.HALEDORR.COM
                       60 STATE STREET O BOSTON, MA 02109
                         617-526-6000 O FAX 617-526-5000


                                  April 9, 2001


Credit Suisse Warburg Pincus Capital Funds
466 Lexington Avenue
New York, New York 10017

Ladies and Gentlemen:

      Credit Suisse Warburg Pincus Capital Funds (the "Trust") is a Massachusetts business trust governed by an Amended and Restated Agreement and Declaration of Trust dated as of February 22, 1996 and filed with the Secretary of the Commonwealth of Massachusetts on February 26, 1996 in Boston, Massachusetts (as amended and restated, the "Declaration of Trust"). The beneficial interests thereunder are represented by transferable shares of beneficial interest with a par value of $.01 per share. This opinion is being delivered in connection with the Trust's Registration Statement on Form N-14 (the "Form N-14") relating to the issuance of shares of Credit Suisse Warburg Pincus Small Company Value Fund, a series of the Trust (the "Series") pursuant to an Agreement and Plan of Reorganization between the Trust, on behalf of the Series, Credit Suisse Warburg Pincus Small Company Value II Fund, Inc., a Maryland corporation, and, solely for the purposes of Sections 4.3, 5.11 and 9.2 thereof, Credit Suisse Asset Management, LLC, a Delaware limited liability company (the "Agreement and Plan of Reorganization").

      We have examined the Declaration of Trust and By-Laws of the Trust, the Form N-14 and such other documents as we have deemed necessary or appropriate for the purposes of this opinion, including, but not limited to, originals, or copies certified or otherwise identified to our satisfaction, of such documents, Trust records and other instruments. We have also assumed that the form of the Agreement and Plan of Reorganization included as an exhibit to the Form N-14 will be the form in which the Agreement and Plan of Reorganization is executed and delivered by the parties thereto. In our examination of the above documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified of photostatic copies.

      For purposes of this opinion letter, we have not made an independent review of the laws of any state or jurisdiction other than The Commonwealth of Massachusetts and express no opinion with respect to the laws of any jurisdiction other than the laws of The Commonwealth of Massachusetts. Further, we express no opinion as to compliance with any state or federal securities laws, including the securities laws of The Commonwealth of Massachusetts.





BOSTON  NEW YORK  PRINCETON  RESTON  WASHINGTON  LONDON*  MUNICH*    OXFORD*
------------------------------------------------------------------------------
Hale and Dorr LLP is a Massachusetts Limited Liability Partnership and includes Professional Corporations * an independent joint venture law firm

      Our opinion below, as it relates to the non-assessability of the shares of the Trust, is qualified to the extent that under Massachusetts law, shareholders of a Massachusetts business trust may be held personally liable for the obligations of the Trust. In this regard, however, please be advised that the Declaration of Trust disclaims shareholder liability for acts or obligations of the Trust and requires that the Trustees use their best efforts to ensure that every notice note, bond, contract, instrument, certificate or undertaking made or issued by the Trustees of the Trust or any officers or officer thereof give notice of such disclaimer. The Agreement and Plan of Reorganization contains such a disclaimer. Also, the Declaration of Trust provides for indemnification out of Trust property for all loss and expense of any shareholder held personally liable for the obligations of the Trust.

      In rendering the opinion below, insofar as it relates to the good standing and valid existence of the Trust, we have relied solely on a certificate of the Secretary of the Commonwealth of Massachusetts, dated as of a recent date, and such opinion is limited accordingly and is rendered as of the date of such certificate.

      Subject to the foregoing, we are of the opinion that the Trust is a validly existing business trust in good standing under the laws of the Commonwealth of Massachusetts and that the shares of the Series, when issued in accordance with the terms, conditions, requirements and procedures set forth in the Declaration of Trust, the Form N-14 and the Agreement and Plan of Reorganization will constitute validly issued, fully paid and non-assessable shares of beneficial interest in the Trust, subject to compliance with the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, and the applicable state laws regulating the sale of securities.

      We are opining only as to the specific legal issues expressly set forth herein, and no opinion should be inferred as to any other matters. We are opining on the date hereof as to the law in effect on the date hereof, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments that might affect any matters or opinions set forth herein. Further, we are expressing no opinion as to shares previously issued by the Trust and currently outstanding.

      This opinion is furnished to you solely for your use and may not be quoted to or relied upon by any other person or entity or used for any other purpose, without our prior written consent.

      We consent to your filing this opinion with the Securities and Exchange Commission (the "Commission") as an exhibit to the Trust's Registration Statement on Form N-14, or any amendment thereto. Except as provided in this paragraph, this opinion may not be relied upon by, or filed with, any other parties or for any other purpose.


                                Very truly yours,


                                Hale and Dorr LLP